News

                                                                  EXHIBIT 99.1


The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ  07645

                                           Investor Contact:  William J. Moss
                                                    Vice President, Treasurer
                                                              (201) 571- 4019

                                          Press Contact:  Richard P. De Santa
                                              Senior Director, Communications
                                                             (201) 571 - 4495


For Immediate Release
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A&P Negotiating Sale of Midwest Operations

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Company says bid process is advancing with several buyers


MONTVALE, NJ - April 24 - The Great Atlantic & Pacific Tea Company, Inc. (A&P)(NYSE:GAP) announced today that it is in negotiations for the potential sale of its operations in the Midwest. The Company cited unsatisfactory operating trends in that market, and the need to devote resources to its expanding Northeast core business, as the reasons for the action.

A&P has informed its employees in the Midwest and their union representatives that it anticipates the sale of groups of stores to selected bidders. The Company said that it cannot release additional details concerning the ongoing process until definitive acquisition agreements are reached over the next few months.

Eric Claus, A&P President and Chief Executive Officer, said, "While this is the correct course of action for A&P, it is also a difficult one. Our efforts to revitalize our Midwest operations have been supported wholeheartedly by our management and store associates and by our local labor unions. We appreciate their efforts and commitment as well as the patronage of our shoppers, and regret that ongoing market conditions and other priorities necessitated this decision."

A&P acquired the Farmer Jack chain in 1989 and at present operates 66 stores in greater Detroit and its suburbs.

 Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 406 stores in 9 states and the District of Columbia under the following trade names: A&P, Waldbaum's, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.



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